Exhibit 4.4

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made on the 29th day of April, 2003, by and among Irvine Sensors Corporation, a Delaware corporation (the “Company”), and Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret Plan FBO: John Carson (the “Purchaser”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Common Stock.

The Purchaser hereby purchases, and the Company hereby sells to Purchaser, 769,231 shares of the Company’s Common Stock (the “Shares”) at a purchase price of $1.30 per share, or $1,000,000 in the aggregate (the “Aggregate Purchase Price”). Concurrently with the execution of this Agreement, the Purchaser shall deliver to the Company the Aggregate Purchase Price payable for the Shares in cash, check, wire transfer cancellation of indebtedness, or any combination thereof, and Company shall deliver to Purchaser a certificate representing the Shares.

2. Representations and Warranties of the Purchaser.

2.1. Purchaser represents and warrants to the Company that the Shares to be acquired by it hereunder are being acquired for its own account for investment (and/or on behalf of a managed account purchasing solely for its own account for investment) and with no intention of distributing or reselling such Shares or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any State, without prejudice, however, to Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares under an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and in compliance with applicable state securities laws or under an exemption from such registration, and subject, nevertheless, to the disposition of Purchaser’s property being at all times within its control. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any Person with respect to any of the Shares.

2.2. Purchaser understands that the Shares have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (i) pursuant to an exemption from registration under the Securities Act (and, if requested by the Company, based upon an opinion of counsel acceptable to the Company) or pursuant to an effective registration statement under the Securities Act and (ii) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

2.3. Purchaser agrees to the imprinting, so long as appropriate, of the following legend on the Shares:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold,

offered for sale, transferred or pledged in the absence of such registration or an exemption therefrom under such Act.

The legend set forth above may be removed if and when the Shares are disposed of pursuant to an effective registration statement under the Securities Act or in the opinion of counsel reasonably acceptable to the Company experienced in the area of United States Federal securities laws that such legends are no longer required under applicable requirements of the Securities Act. The Shares shall also bear any other legends required by applicable Federal or state securities laws, which legends may be removed when in the opinion of counsel to the Company experienced in the applicable securities laws, the same are no longer required under the applicable requirements of such securities laws. The Company agrees that it will provide Purchaser, upon request, with a substitute certificate, not bearing such legend at such time as such legend is no longer applicable. The Purchaser agrees that, in connection with any transfer of the Shares by it pursuant to an effective registration statement under the Securities Act, the Purchaser will comply with all prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of the Shares.

2.4. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. Purchaser has a preexisting personal or business relationship with the Company and has previously invested in the Company through a private placement of the Company’s securities.

2.5. Purchaser represents and warrants to the Company that it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, having been represented by counsel, and has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

2.6. Purchaser represents and warrants to the Company that (i) the purchase of the Shares to be purchased by it has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principals of equity; (ii) the purchase of the Shares to be purchased by it does not conflict with or violate its charter, by-laws or any law, regulation or court order applicable to it; and (iii) the purchase of the Shares to be purchased by it does not impose any penalty or other onerous condition on Purchaser under or pursuant to any applicable law or governmental regulation.

2.7. Purchaser represents and warrants to the Company that neither it nor any of its directors, officers, employees, agents, partners, members, or controlling persons has taken, directly or indirectly, any actions designed, or might reasonably be expected to cause or result, under the Securities Act or the Exchange Act of 1934, as amended (the “Exchange

Act”) or otherwise, in, or that has constituted, stabilization, or manipulation of the price of the Common Stock.

2.8. Purchaser acknowledges it has reviewed the Company’s current and periodic reports filed with the Securities and Exchange Commission under the Exchange Act for the past two fiscal years (the “Disclosure Documents”), and Purchaser further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and the Company’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Shares; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the Disclosure Documents.

2.9. Purchaser understands and acknowledges that (i) the Shares are offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company and its counsel will rely upon, the accuracy and truthfulness of the foregoing representations and Purchaser hereby consents to such reliance.

3. California Commissioner of Corporations.

3.1. Corporate Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

4. Miscellaneous

4.1. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

4.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.4. Notices. All communications hereunder shall be in writing and shall be hand delivered, mailed by first-class mail, delivered by next-day air courier or by facsimile and confirmed in writing (a) if to the Company, at the addresses set forth below, or (b) if to Purchaser, to the address(es) set forth on the signature page hereto.

If to the Company:

Irvine Sensors Corporation

3001 Redhill Avenue

Costa Mesa, California 92650

Attention: Chief Financial Officer

Facsimile: (714) 444-8773

with a copy to:

Dorsey & Whitney LLP

38 Technology Drive

Irvine, California 92618

Attention: Ellen S. Bancroft, Esq.

Facsimile: (714) 424-5565

All such notices and communications shall be deemed to have been duly given: (a) when delivered by hand, if personally delivered; (b) five business days after being deposited in the mail, postage prepaid, if mailed certified mail, return receipt requested; (c) one business day after being timely delivered to a next-day air courier guaranteeing overnight delivery; (d) the date of transmission if sent via facsimile to the facsimile number as set forth in this Section or the signature page hereof prior to 6:00 p.m. on a business day, or (e) the business day following the date of transmission if sent via facsimile at a facsimile number set forth in this Section or on the signature page hereof after 6:00 p.m. or on a date that is not a business day. Change of a party’s address or facsimile number may be designated hereunder by giving notice to all of the other parties hereto in accordance with this Section

4.5. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.

4.6. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.7. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

4.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:		IRVINE SENSORS CORPORATION

	By:	/s/ Robert G. Richards
Robert G. Richards, Chief Executive Officer

PURCHASER:		IRVINE SENSORS CORPORATION CASH OR DEFERRED & STOCK BONUS PLAN RET PLAN FBO: JOHN CARSON

	By:	/s/ Joanne Dunlap
Joanne Dunlap
	Its:	Member Administrative Committee

	Address:	3001 Redhill Ave., Bldg. 4
Costa Mesa, CA 92626-4529
	Facsimile:	(714) 444-8773

	Concur:	/s/ John Carson
John Carson